EXHIBIT 21.1

ARTHROCARE CORPORATION

SUBSIDIARIES OF THE REGISTRANT

Column A
ArthroCare International, Inc.
ArthroCare Foreign Sales Corporation
ArthroCare Corporation Cayman Islands
ArthroCare Deutschland GmbH
ArthroCare, U.K. LTD
ArthroCare Europe, AB
ArthroCare Italy SPA
ArthroCare France, SRL
AngioCare Corporation